UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2022

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11682 El Camino Real, Suite 300 San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

___________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADMP	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2022, Adamis Pharmaceuticals Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with David C. Benedicto, the Company’s Chief Financial Officer. Under the Agreement, the Company has agreed to employ Mr. Benedicto as Chief Financial Officer. The Agreement provides for an initial base salary at a rate of $330,000 per annum. Mr. Benedicto is eligible to participate in benefit programs that are routinely made available to officers, including any stock ownership plans or equity incentive plans, profit sharing plans, incentive compensation or bonus plans, retirement plans, Company-provided life insurance, or similar benefit plans maintained or sponsored by the Company, including without limitation eligibility to receive an annual cash bonus under the Company’s Bonus Plan at the target percentage of annual base salary applicable to his position. Mr. Benedicto is eligible to receive such discretionary bonuses as the Board or the Compensation Committee of the Board may approve, and the Board may in its discretion make discretionary cash or equity payments, awards, changes in base salary, bonuses or other payments to its officers. Mr. Benedicto is also eligible to participate in the Company’s employee health benefit plans, including medical, dental and vision. The Agreement is terminable at any time by either party. Under the terms of the Agreement, if the Company terminates Mr. Benedicto’s employment, he will be entitled to receive any unpaid prorated base salary along with all required benefits and expense reimbursements. If Mr. Benedicto’s employment is terminated without cause or if he terminates his employment for Good Reason (as such terms are defined in the Agreement), then conditioned on timely execution of a general release and waiver, he is entitled to receive severance compensation at his then-annual base salary rate for a period of nine months, and assuming eligibility and timely elections pursuant to the Consolidated Omnibus Budget Reconciliation Act, the Company will pay (subject to certain conditions and limitations) the same portion of premiums for such coverage that it pays for similarly-situated employees for the same level of group medical coverage, as in effect as of the effective date of termination, for the period from the effective date of termination through the earliest of nine months after the effective date of termination or the date that Mr. Benedicto becomes eligible for group medical care coverage through other employment. In addition, in the event of a change in control, all unvested options held by Mr. Benedicto will accelerate and be exercisable in full and any unvested shares will vest in full.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement between the Company and David C. Benedicto dated as of June 22, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: June 24, 2022	By:	/s/ David C. Benedicto
	Name:	David C. Benedicto
	Title:	Chief Financial Officer